Exhibit 99.1

Contact:  Mike Cockrell

Treasurer, Chief Financial Officer &

Chief Legal Officer

(601) 649-4030

SANDERSON FARMS ANNOUNCES

RETIREMENT OF BOARD MEMBER FRED BANKS

LAUREL, Miss. (October 25, 2021) — Sanderson Farms, Inc. (NASDAQ: SAFM) today announced that Fred L. Banks, Jr. has informed the Company that he will retire from the Sanderson Farms Board of Directors when his current term ends at the 2022 annual shareholders’ meeting.

“Fred Banks has been a valued independent member of the Sanderson Farms Board of Directors since 2007,” stated Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “His extensive legal experience as a practicing lawyer, judge and legislator provided an important perspective in the development and implementation of our governance best practices. Fred is a tireless advocate and a respected leader in Mississippi known for his commitment to diversity and legal aid services for those in need. We were fortunate to benefit from this expertise as he played a pivotal role in shaping and supporting Sanderson Farms’ diversity, equity and inclusion policies and practices. In every way, Fred has been the embodiment of our company culture of mutual respect, collaboration, trust and fairness. We are grateful for his important work in serving on our Audit, Compensation and Nominating and Governance Committees and for Fred’s invaluable contributions toward increasing long-term shareholder value. We thank him for the considerable insight and wisdom he provided as a Board member and wish Fred and his family all the best in his retirement.”

Banks is a Senior Partner at Phelps Dunbar LLP, Jackson, Mississippi, practicing general commercial litigation. He has also had extensive experience as a judge having served as a Presiding Justice of the Mississippi Supreme Court from 1999 to 2001 and Justice from 1991 to 1999. He also served as a Circuit Court Judge for Hinds and Yazoo Counties, Mississippi, from 1985 to 1991 and served as a representative on the Mississippi House of Representatives from 1976 to 1985. Banks has been a leader in numerous civic and philanthropic organizations both in Mississippi and nationally, including serving on the national board of the NAACP, Chairman of the Board of the Mississippi Center for Justice, and the Mississippi Civil Rights Museum Advisory Commission.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

-END-